Exhibit 6.1

                                 PROMISSORY NOTE

$500,000.00                                             Dated: February 13, 2003

     FOR VALUE RECEIVED, the undersigned, Bioral Nutrient Delivery, LLC, a Delaware limited liability company with a place of business at 4419 West Sevilla Street, Tampa, Florida 33629 (hereinafter the "Debtor"), promises to pay to the order of BioDelivery Sciences International, Inc., a Delaware corporation with a place of business at c/o UMDNJ - New Jersey Medical School, Administrative Building 4, 185 South Orange Avenue, Newark, New Jersey 07103 (hereinafter the "Lender"), at Lender's office, or at such other place as may be designated in writing by the holder of this Note, the principal amount of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00), in lawful money of the United States, together with interest on the unpaid principal amount from the date hereof until such principal amount shall be paid in full, at a rate equal to four and eighty-five one hundredths percent (4.85%) per annum for each one (1) year period (beginning on the date hereof) during which the principal is outstanding.

     Accrued interest and principal hereon shall be repaid to Lender solely from funds constituting ten percent (10%) of Royalty Revenues (as defined below) received by the Debtor, within thirty (30) days of Debtor's receipt of any such Royalty Revenues. For purposes of this Note, the term "Royalty Revenues" means any cash received by Debtor as royalty or similar payments from sub-licenses to third parties of technology which Debtor has licensed from Lender. All payments from Debtor to Lender as contemplated by this paragraph shall be applied first to accrued interest and second to principal.

     Notwithstanding the foregoing paragraph, all principal and accrued interest outstanding under this Note shall immediately be due and payable (i) at 5:00 p.m., New York time, on February 13, 2013 or (ii) upon a sale, in one or a series of related transactions, of (A) all or substantially all of the assets of Debtor or (B) more than fifty percent (50%) of the Class A Membership Shares of Debtor (or other securities of Debtor which grant the rights to control Debtor) to any third party.

     Debtor shall have the right, at any time and from time to time, to prepay this Note in whole or in part without premium or penalty but including the interest amount set forth above. Amounts prepaid shall be applied to the last payment due under the terms of this Note and may not be re-borrowed under this Note.

     Both principal and interest are payable in lawful money of the United States of America to Lender. All payments made on account of the principal amount hereof shall be recorded by Lender.


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     DEBTOR HEREBY WAIVES PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF DISHONOR
AND PROTEST OF THIS NOTE. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITH REGARD TO SUCH STATE'S CONFLICT OF LAWS PRINCIPLES. NONE OF THE TERMS OR PROVISIONS OF THIS NOTE MAY BE WAIVED, ALTERED, MODIFIED OR AMENDED EXCEPT AS LENDER MAY CONSENT THERETO IN WRITING.

     Debtor agrees to indemnify the Lender from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) growing out of or resulting from this Note. The Debtor will, upon demand, pay to the Lender the amount of any and all expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Lender may incur in connection with the administration of this Note, the exercise or enforcement of any of the rights of the Lender hereunder, or the failure by the Debtor to perform or observe any of the provisions hereof.

     Lender may assign to one or more entities all or a portion of its rights under this Note. In the event of an assignment of all of its rights, Lender may transfer this Note to the assignee.

     If any term or provision of this Note or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Note, or the application of such term or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Note shall be valid and be enforced to the fullest extent permitted by law.

         Dated: February 13, 2003

                                  BIORAL NUTRIENT DELIVERY, LLC

                                  By:  /s/ Francis E. O'Donnell, Jr.
                                      ------------------------------------------
                                  Name:  Francis E. O'Donnell, Jr.
                                  Title: President and Chief Executive Officer

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